Exhibit 99.1

December 11, 2008
Bulletin No. 1311

New Retained Earnings Buildup Target

Dear Chief Executive Officer:

The Bank periodically updates the analysis used to calculate the Bank's target for the buildup of retained earnings. Based on our most recent analysis, and in accordance with the Bank's Retained Earnings and Dividend Policy, the Bank's Board of Directors has approved a revised target for the buildup of retained earnings of $747 million. The previous target was $440 million.

The buildup of retained earnings is intended to protect members' paid-in capital from the effects of an extremely adverse credit event, an extremely adverse operations risk event, an extremely adverse SFAS 133 or SFAS 159 quarterly result, and the risk of an accounting write-down on mortgage-backed securities (MBS) with unrealized losses that could occur in an adverse environment if the losses were determined to be "other than temporary," combined with an extremely low level of pre-SFAS 133 and pre-SFAS 159 net income resulting from an adverse interest rate environment. The risk of an accounting write-down on the Bank's non-agency MBS portfolio has increased as the fair values of MBS have declined and the performance of loan collateral underlying certain non-agency MBS has deteriorated.

The buildup of retained earnings is in addition to any amounts retained as cumulative net gains in net income resulting from SFAS 133 and SFAS 159. We will update our analysis on a regular basis, and we expect the target for the buildup of retained earnings to change periodically as a result.

The Bank's Retained Earnings and Dividend Policy may be changed at any time. The Board of Directors will periodically review the retained earnings policy, methodology, and analysis to determine whether any adjustments are appropriate. In addition, the Federal Housing Finance Agency could require the Bank to set a different target or to change the amount of income that may be made available for dividends. We will notify you of any significant changes to the policy. If you have any questions about our Retained Earnings and Dividend Policy, please contact your Relationship Manager.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "is intended," "could," "will," "expect," "may," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.